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            23(d)(28) Amendment to Investment Sub-Advisory Agreement
                                 MFS High Yield

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                            MFS INVESTMENT MANAGEMENT

THIS AMENDMENT is made as of January 1, 2006 to the Sub-Advisory Agreement dated May 1, 2002, as amended, between Transamerica Fund Advisors, Inc. and MFS Investment Management, on behalf of MFS High Yield (the "Fund"), a separate series of AEGON/Transamerica Series Trust. In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Effective January 1, 2006, the sub-advisory fee rate for the Fund is as follows:

     0.35% of the first $500 million of average daily net assets; 0.325% over $500 million up to $1 billion; and

     0.30% of average daily net assets in excess of $1 billion

In all other respects, the Sub-Advisory Agreement dated May 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2006.


                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        MFS INVESTMENT MANAGMENT


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
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